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                                                                    EXHIBIT 23.4


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the use of our report dated January 15, 2001, with respect to the consolidated balance sheets of Standard Management International S.A. and subsidiaries as at September 30, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2000 included herein and to the reference to our firm name under the heading "Experts" in the prospectus.

/s/ KPMG Audit

Luxembourg City, Luxembourg
August 2, 2001